Exhibit 99.1

FOR IMMEDIATE RELEASE

Creative Realities Reports Fiscal 2026 Second Quarter Results

Record Second Quarter Revenue and Improved Outlook as Company Continues Transformation

LOUISVILLE, KY – August 13, 2026 – Creative Realities, Inc. (“Creative Realities,” “CRI,” or the “Company”) (NASDAQ: CREX), a leading provider of digital signage, media and AdTech solutions, today announced its financial results for the fiscal second quarter ended June 30, 2026.

Highlights:

●	Second quarter revenue of $21.5 million versus $13.0 million in the prior-year period.

●	Gross profit of $8.3 million for the three months ended June 30, 2026 versus $5.0 million in the second quarter of fiscal 2025.

●	Adjusted EBITDA* of $2.0 million for the second quarter of 2026 versus $1.1 million in the prior-year period.

●	Annualized recurring revenue (“ARR”)** of approximately $20.5 million at the end of the second quarter versus $20.1 million as of March 31, 2026.

●

The Company successfully completed a public offering that raised net proceeds of approximately $12.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the exercise of the underwriter's overallotment option, for growth capital and to reduce debt.

●

Creative Realities has been selected by a leading national grocery chain, with over 2,000 stores, to deploy one of the most sophisticated Retail Media Networks in North America. The initial rollout is anticipated to include over 800 locations this year, where CRI will provide the hardware, CMS and AdTech applications in a contract estimated at greater than $10 million in aggregate – generating upwards of $4 million in ARR by the end of 2027.

“Second quarter results point to the progress we’ve made growing the business and consolidating our entire organization, including CDM, to transform the Company into a higher-performing enterprise,” said Rick Mills, Chief Executive Officer. “Compared to both last year and the first quarter of fiscal 2026, we saw revenue expansion, margin improvement, and increased Adjusted EBITDA. This reflects both the hard work of our staff as well as the strong, enduring demand for our services – which we believe will only accelerate going forward. We booked several new wins this quarter, including being selected as the digital signage provider for the Tennessee Titans' New Nissan Stadium. In addition, we have substantial opportunities in our pipeline and in the next 30 days expect to announce two additional new clients with greater than 1,000 locations each. Given these successes and recognition in the marketplace as the clear leader in providing CMS and AdTech applications at scale, our future is bright. Creative Realities remains on a path to record performance this year – positioning us well for fiscal 2027 and beyond.”

*Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

**Annualized Recurring Revenue, or ARR, is a non-GAAP operating metric that is described below.

2026 Second Quarter Financial Results

Sales were $21.5 million for the fiscal 2026 second quarter as compared to $13.0 million in the same period in fiscal 2025, with approximately $7.4 million in the current year quarter from the acquisition of Cineplex Digital Media (“CDM”). Hardware sales rose to $7.5 million, versus $7.1 million in the prior-year period, while service revenue more than doubled to $14.0 million from $6.0 million in fiscal 2025, reflecting the CDM transaction as well as deployment timing. As previously noted, some sales originally planned for the first quarter were pushed into the current period due to adverse weather conditions in the former.

Consolidated gross profit was $8.3 million for the fiscal 2026 second quarter versus $5.0 million in the prior-year period, and consolidated gross margin was 38.6% versus 38.5% in the fiscal 2025 second quarter. Gross margin on hardware revenue was 17.1% in fiscal 2026 as compared to 25.1% in the prior-year period, while gross margin on services amounted to 50.0%, versus 54.4% in the fiscal 2025 second quarter. Hardware gross margin decreased year-over-year primarily due to mix, while service gross margin declined due to the expiration of certain customer contracts in 2025. The Company ended the 2026 second quarter with ARR of approximately $20.5 million.

Sales and marketing expenses in the second quarter rose to $2.0 million, versus $1.2 million in the prior-year period, while general and administrative (G&A) expenses increased to $9.0 million versus $5.2 million in the second quarter of fiscal 2025, primarily a result of the inclusion of CDM.

The Company posted an operating loss of approximately $2.7 million in the second quarter of fiscal 2026 compared to an operating loss of $1.3 million in the second quarter of fiscal 2025. CRI reported a net loss of $4.2 million and a net loss attributable to common stockholders of $4.3 million, or $(0.41) per diluted share, in the quarter ended June 30, 2026 versus a net loss of $1.8 million, or $(0.17) per diluted share, in the prior-year period.

Adjusted EBITDA (defined later in this release) was $2.0 million in the second quarter of 2026 as compared to $1.1 million in the prior-year period.

Balance Sheet

As of June 30, 2026, the Company had cash on hand of approximately $10.7 million, versus $1.6 million at December 31, 2025. The Company had outstanding debt of approximately $46.6 million versus $44.0 million at the start of the fiscal year.

Conference Call Details

The Company will host a conference call to review the results of the second quarter of 2026, and provide additional commentary about recent performance, today, August 13, at 9:00 am Eastern Time, which will include prepared remarks and materials from management, followed by a live Q&A. The call will be hosted by Rick Mills, Chief Executive Officer, Tamra Koshewa, Chief Financial Officer, and George Sautter, Chief Strategy Officer.

Prior to the call, participants should register at https://bit.ly/CREXearnings2Q2026. Once registered, participants can use the weblink provided in the registration email to participate in the live webcast. An archived edition of the earnings conference call will be posted on the Company’s website after the call and will remain available for one year.

Use of Non-GAAP Measures

The Company prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” The Company defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. The Company defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges. EBITDA and Adjusted EBITDA are not measures of performance defined in accordance with GAAP. However, EBITDA and Adjusted EBITDA are used internally in planning and evaluating the Company’s operating performance. Accordingly, management believes that disclosure of these metrics offers investors, bankers and other stakeholders an additional view of the Company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company’s financial results. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income/(loss) or to net cash used in operating activities as measures of operating results or liquidity. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies, and the measures exclude financial information that some may consider important in evaluating the Company’s performance. A reconciliation of GAAP net income/(loss) to EBITDA and Adjusted EBITDA is included in the accompanying financial schedules. For further information, please refer to the Company’s filings available online at www.sec.gov, including its Annual Report on Form 10-K for 2025 filed with the Securities and Exchange Commission.

Annualized recurring revenue, or “ARR,” represents the annualized revenue run rate of our subscription (1) software-as-a-service (“SaaS”) contracts, (2) maintenance and support of perpetual license contracts, and (3) content management service contracts at the end of the final calendar month included in a reporting period, assuming these contracts are renewed on their existing terms for customers that are under subscription contracts with us. This gives us an indication of the revenue that can be earned in the following 12-month period from our existing client base, assuming no cancellations or price changes occur during that period. We believe that ARR is a key operating metric to measure our business because it is driven by our ability to acquire new subscription customers and to maintain and expand our relationship with existing subscription customers. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

For further information, please refer to the Company’s filings available online at www.sec.gov, including its Annual Report on Form 10-K for 2025 filed with the Securities and Exchange Commission.

About Creative Realities, Inc.

Creative Realities designs, develops and deploys digital signage-based experiences for enterprise-level networks utilizing its Clarity™, ReflectView™, and iShowroom™ Content Management System (CMS) platforms. The Company is actively providing recurring SaaS and support services across diverse vertical markets, including, but not limited to, retail, automotive, digital out-of-home (DOOH) advertising networks, convenience stores, foodservice/QSR, gaming, theater, and stadium venues. In addition, the Company assists clients in utilizing place-based digital media to achieve business objectives such as increased revenue, enhanced customer experiences, and improved productivity. This includes the design, deployment, and day-to-day management of retail media networks to monetize on-premise foot traffic utilizing its AdLogic™ and CPM+™ programmatic advertising platforms.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and includes, among other things, discussions of our business strategies, product releases, future operations and capital resources. Words such as "estimates," "projects," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, conditions or results. They are based on the opinions, estimates and beliefs of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties, assumptions and other factors, many of which are outside of our control, that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Some of these risks are discussed in the “Risk Factors” section contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 and in any subsequent filings with the U.S. Securities and Exchange Commission. Important factors, among others, that may affect actual results or outcomes include: our ability to integrate the acquired business of Cineplex Digital Media Inc. (“CDM”) into our own, maintain or improve the financial performance of CDM’s business and realize anticipated synergies, our strategy for customer retention, growth, product development, market position, financial results and reserves, our ability to execute on our business plan, our ability to retain key personnel, our ability to remain listed on the Nasdaq Capital Market, our ability to realize the revenues included in our future guidance and backlog reports, our ability to satisfy our upcoming debt obligations and other liabilities, the ability of the Company to continue as a going concern, potential litigation, supply chain shortages, and general economic and market conditions impacting demand for our products and services. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances after the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts

Media:

Idea Grove

creativerealities@ideagrove.com

Investor Relations:

Chris Witty

cwitty@darrowir.com

646-438-9385

ir@cri.com

https://investors.cri.com/

CREATIVE REALITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,703	$1,559
Accounts receivable, net	15,530	19,219
Inventories, net	5,940	7,420
Prepaid expenses and other current assets	2,686	5,347
Total current assets	34,859	33,545

Property and equipment, net	4,245	2,937
Goodwill	50,357	53,266
Other intangible assets, net	32,970	35,906
Finance lease right-of-use assets	18,216	22,658
Operating lease right-of-use assets	1,839	2,117
Other non-current assets	455	611
Total Assets	$142,941	$151,040

LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,366	$16,673
Accrued expenses and other current liabilities	3,273	3,837
Deferred revenues	4,873	8,115
Customer deposits	2,485	1,823
Current maturities of operating leases	607	596
Current maturities of finance leases	5,481	3,799
Short-term debt	5,490	4,430
Total Current Liabilities	38,575	39,273

Revolving credit facility	9,744	4,940
Term debt, net of deferred financing costs	31,410	34,583
Non-current operating lease liabilities	1,353	1,673
Non-current finance lease liabilities	13,592	17,844
Deferred tax liabilities	627	3,541
Total Liabilities	95,301	101,854

Series A Redeemable Convertible Preferred stock, $1,000 stated value, 50,000 shares authorized; 30 shares issued and outstanding as of June 30, 2026 and December 31, 2025 Liquidation preference of $31,025 and $30,232 as of June 30, 2026 and December 31 2025, respectively	28,480	27,688
Shareholders' Equity:
Common stock, $0.01 par value, 66,666 shares authorized; 13,098 and 10,519 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	131	105
Additional paid-in capital	95,820	85,300
Accumulated deficit	(76,487)	(65,130)
Accumulated other comprehensive (loss) income	(304)	1,223
Total Shareholders’ Equity	19,160	21,498
Total Liabilities, Temporary Equity, and Shareholders' Equity	$142,941	$151,040

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Sales:
Hardware	$7,475	$7,073	$12,032	$10,467
Services and other	14,030	5,957	25,821	12,297
Total sales	21,505	13,030	37,853	22,764
Cost of sales:
Hardware	6,197	5,298	10,116	7,602
Services and other	7,011	2,715	13,844	5,692
Total cost of sales	13,208	8,013	23,960	13,294
Gross profit	8,297	5,017	13,893	9,470

Operating expenses:
Sales and marketing expenses	2,024	1,156	4,921	2,403
General and administrative expenses	9,018	5,192	17,923	9,120
Total operating expenses	11,042	6,348	22,844	11,523
Operating loss	(2,745)	(1,331)	(8,951)	(2,053)

Other expenses (income):
Interest expense, including amortization of debt discount	1,426	513	2,891	834
Gain on settlement of contingent consideration	-	-	-	(4,775)
Other expense (income), net	40	(1)	360	264
Total other expenses (income), net	1,466	512	3,251	(3,677)

(Loss) income before income taxes	(4,211)	(1,843)	(12,202)	1,624
Income tax (expense) benefit	315	26	845	(73)
Net (loss) income	(3,896)	(1,817)	(11,357)	1,551
Series A Redeemable Convertible Preferred Stock dividends	(401)	-	(792)	-
Net (loss) income attributable to common stockholders	$(4,297)	$(1,817)	$(12,149)	$1,551

Basic (loss) earning per common share	$(0.41)	$(0.17)	$(1.15)	$0.15
Diluted (loss) earning per common share	$(0.41)	$(0.17)	$(1.15)	$0.15

Weighted average shares outstanding - basic	10,568	10,496	10,560	10,471
Weighted average shares outstanding - diluted	10,568	10,496	10,560	10,568

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Six Months Ended June 30,
	2026	2025

Operating Activities:
Net (loss) income	$(11,357)	$1,551
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,778	2,404
Non-cash lease expense	261	257
Amortization of deferred financing costs	163	51
Stock-based compensation	754	1,392
Provision for credit losses	213	57
Provision for inventory reserves	167	14
Gain on settlement of contingent consideration	-	(4,775)
Deferred income taxes	(875)	9
Changes to operating assets and liabilities, net of acquisitions:
Accounts receivable	3,268	(21)
Inventories	1,239	926
Prepaid expenses and other current assets	2,591	38
Accounts payable	(2)	(207)
Accrued expenses and other current liabilities	(534)	(816)
Deferred revenue	(3,113)	719
Customer deposits	662	(555)
Other assets	79	10
Lease liabilities	(291)	(258)
Other non-current liabilities	-	(23)
Net cash provided by operating activities	1,003	773

Investing Activities:
Purchases of property and equipment	(2,452)	(109)
Capitalization of costs for software development	(768)	(1,155)
Net cash used in investing activities	(3,220)	(1,264)

Financing Activities:
Repayment of term debt and promissory note	(2,201)	-
Proceeds from registered offering of common stock and warrants	10,784	-
Proceeds from borrowings under revolving credit facility	18,222	18,334
Repayment of borrowings under revolving credit facility	(13,418)	(15,285)
Payment of contingent consideration	-	(3,000)
Repurchase of common stock warrants	(200)	-
Repayment of finance lease obligations	(1,862)	(26)
Net cash provided by financing activities	11,325	23

Effect of exchange rate on cash and cash equivalents	36	-
Net increase in cash and cash equivalents	9,144	(468)
Cash and cash equivalents, beginning of period	1,559	1,037
Cash and cash equivalents, end of period	$10,703	$569

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands, unaudited)

Creative Realities, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding “EBITDA” and “Adjusted EBITDA.” CRI defines “EBITDA” as earnings before interest, income taxes, depreciation and amortization of intangibles. CRI defines “Adjusted EBITDA” as EBITDA excluding stock-based compensation, fair value adjustments and both cash and non-cash non-recurring gains and charges.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of CRI’s profitability or liquidity. CRI’s management believes EBITDA and Adjusted EBITDA are useful financial metrics because they allow external users of CRI’s financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate CRI’s operating performance, compare the results of its operations from period to period and against CRI’s peers and because it highlights trends in CRI’s business that may not otherwise be apparent when relying solely on GAAP measures. CRI also presents EBITDA and Adjusted EBITDA because it believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA CRI presents may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA from net (loss) income, CRI’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Quarters ended	2026	2026	2025	2025	2025
GAAP net loss	$(3,896)	$(7,461)	$(1,965)	$(7,862)	$(1,817)
Interest expense:
Amortization of deferred financing costs	80	83	60	26	25
Interest expense, net	1,385	1,382	1,055	504	488
Depreciation/amortization:
Amortization of intangible assets	1,456	1,441	1,350	1,171	1,165
Depreciation of property and equipment	2,429	2,452	1,512	54	52
Income tax expense (benefit)	(315)	(530)	1,175	(82)	(26)
EBITDA	$1,139	$(2,633)	$3,187	$(6,189)	$(113)
Adjustments
Stock-based compensation	430	324	724	308	1,249
Deal & transaction expenses	105	43	1,188	766	-
CDM related integration and transition costs	240	1,452	-	-	-
Loss on impairment of software asset	-	-	-	5,712	-
Loss on modification of revolver	-	-	24	-	-
Other expense (income)	40	320	108	144	(1)
Adjusted EBITDA	$1,954	$(494)	$5,231	$741	$1,135